NEWS RELEASE
Visteon Announces Third Quarter 2010 Results
Third Quarter Summary
•	Product sales of $1.7 billion, up $26 million from third quarter 2009

•	Net loss of $140 million, includes costs related to certain post-retirement employee benefits and reorganization expenses of $169 million

•	Adjusted EBITDA of $149 million, up 16 percent from third quarter 2009

•	Cash from operations of $50 million

•	Cash balances of approximately $1.1 billion
On Oct. 1, Visteon completed all conditions to the effectiveness of its Plan of Reorganization and emerged from Chapter 11 with a significantly deleveraged capital structure
VAN BUREN TOWNSHIP, Mich., Oct. 26, 2010 — Visteon Corporation (OTC: VSTO) today announced its third quarter 2010 results, reporting a net loss of $140 million, or $1.08 per share, on product sales of $1.7 billion. These results included a net charge of $115 million for obligations related to certain U.S. other post-retirement employee benefit (OPEB) plans and $54 million in reorganization expenses. For the third quarter of 2009, Visteon reported a net loss of $38 million, or 29 cents per share, on product sales of $1.68 billion; the net loss included $23 million in reorganization expenses.
Adjusted EBITDA, as defined below, was $149 million for the third quarter of 2010, or 8.8 percent of product sales, an improvement of $20 million compared with the third quarter of 2009.
Hyundai-Kia accounted for approximately 30 percent of Visteon’s third-quarter product sales, with Ford Motor Co. generating 25 percent, Renault-Nissan 8 percent and PSA Peugeot-Citroën 6 percent. On a regional basis, Asia accounted for 42 percent of Visteon’s total product sales — up from 36 percent a year earlier — with Europe representing 34 percent, North America 17 percent and South America 7 percent.
“Our record percentage of sales to customers in Asia demonstrates Visteon’s global breadth and the strength of our global product lines,” said Donald J. Stebbins, chairman, chief executive officer and president. “As a result of our restructuring actions and continued focus on cost control, our adjusted EBITDA was up 16 percent on essentially flat sales.”

Third Quarter 2010 Results
For the third quarter, total sales were approximately $1.73 billion, including product sales of more than $1.70 billion and services revenue of $28 million. Product sales in the third quarter increased by $26 million year-over-year, or approximately 2 percent, reflecting slightly higher production volumes tempered by currency movements and the impact of previously completed plant divestitures and closures. On Sept.1, Visteon also concluded its leasing agreements with, and transferred about 2,100 employees to, Automotive Components Holdings, LLC, ending services provided under these arrangements.
Gross margin for the third quarter of $40 million, compared with $120 million a year earlier, included a $111 million charge related to obligations under certain OPEB plans. On a year-over-year basis, unfavorable currency movements and the impact of plant closures and divestitures of about $37 million were more than offset by increased production volumes and continued manufacturing and net cost efficiencies.
Selling, general and administrative expense for the third quarter of $91 million included $4 million of charges related to OPEB plans. Adjusting for the impact of these charges, selling, general and administrative expense was lower by $8 million compared with 2009, reflecting the company’s ongoing efforts to maintain a globally competitive cost structure.
Reorganization expenses of $54 million in the third quarter consisted of professional fees and other costs. Compared with the same period in 2009, these expenses were higher by $31 million, reflecting the significant increase in activities associated with the company’s plan of reorganization and emergence.
Interest expense, net for the third quarter, totaled $31 million compared with $6 million in the same period in 2009. This increase is principally attributable to interest expense associated with the company’s $1.5 billion seven-year secured term loan; such amounts were not provided for in the same period a year earlier. Commensurate with the company’s emergence from Chapter 11 on Oct. 1, 2010, $1.66 billion in outstanding principle and interest payable under this secured lending was paid in full.
For the third quarter, the company reported a net loss of $140 million, or $1.08 per share. This compared with a net loss of $38 million, or 29 cents per share, in the same period a year ago.
First Nine Months of 2010
For the first nine months of 2010, total sales of $5.58 billion were higher by $921 million, or 20 percent, compared with the same period a year earlier. For the first nine months, Visteon reported a net loss of $108 million, or 83 cents per share, compared with a net loss of $148 million, or $1.14 per share, during the first nine months of 2009. Adjusted EBITDA for the first nine months of 2010 was $476 million, or 8.8 percent of product sales, compared with $224 million, or 5 percent of product sales, in the first nine months of 2009.
The company experienced higher sales in each of the major regions in which it operates, reflecting increased production volumes by all customers as vehicle sales rebounded in response to stronger global economic conditions. For the first nine months, Visteon won approximately $633 million of future business, with 42 percent generated in Asia and 39 percent in Europe.

“Our diversified customer base and strong global manufacturing and engineering capabilities, combined with our now significantly improved capital structure, position Visteon extremely well for growth and success in key global markets,” Stebbins said.
Cash Flow and Liquidity
For the third quarter of 2010, Visteon generated $50 million in cash from operating activities, compared with $84 million for the third quarter of 2009. Cash from operating activities was lower in the quarter compared with the same period a year earlier, principally due to increased reorganization cash payments.
Capital expenditures in the third quarter were $51 million, compared with $29 million in the same period a year earlier. Free cash flow, as defined below, was a use of $1 million in the third quarter, compared with positive $55 million in the third quarter of 2009. In the third quarter of 2010, the company also paid in full $75 million of borrowings under its DIP credit agreement.
As of Sept. 30, 2010, Visteon had global cash balances, including restricted cash, of $1.1 billion, nearly $300 million higher than on Sept. 30, 2009.
Emergence from Chapter 11
On Oct. 1, 2010, Visteon emerged from Chapter 11 after completing all conditions required for its plan of reorganization to become effective. The financial results for the period ended Sept. 30, 2010, do not include the effect of any changes in Visteon’s capital structure nor changes in the fair value of assets and liabilities as a result of the adoption of fresh start accounting relating to Visteon’s emergence from Chapter 11 on Oct. 1, 2010. These adjustments will be effective Oct. 1, 2010, and reflected in the company’s financial results for the three months from Oct. 1 through Dec. 31, 2010, and thereafter.
In connection with the company’s emergence, proceeds from the rights offering and the direct purchase commitment of $1.25 billion, funding of a new seven-year $500 million exit financing term loan and cash on hand were used to settle outstanding borrowings and accrued interest under the existing secured term loan of $1.66 billion, borrowings and outstanding letters of credit under its U.S. asset-based lending facility of $128 million, and other claims and fees of about $119 million.
Additionally, on Oct. 1, the company entered into a $200 million secured revolving credit facility that remains undrawn.
Following these transactions, on Oct. 1, 2010, Visteon had global cash balances of $956 million (including $68 million of cash held in escrow for payment of reorganization expenses) and outstanding debt of $618 million.
Visteon is a leading global automotive supplier that designs, engineers and manufactures innovative climate, electronic, interior and lighting products for vehicle manufacturers. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Chelmsford, UK; the company has facilities in 26 countries and employs approximately 26,500 people. Learn more at www.visteon.com.
Forward-looking Information
This press release contains “forward-looking statements“ within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including, but not limited to,
•	our ability to satisfy future capital and liquidity requirements; including our ability to access the credit and capital markets at the times and in the amounts needed and on terms acceptable to us; our ability to comply with financial and other covenants in our credit agreements; and the continuation of acceptable supplier payment terms;

•	our ability to satisfy pension and other post-employment benefit obligations;

•	our ability to access funds generated by foreign subsidiaries and joint ventures on a timely and cost effective basis;

•	conditions within the automotive industry, including (i) the automotive vehicle production volumes and schedules of our customers, and in particular Ford’s and Hyundai-Kia’s vehicle production volumes, (ii) the financial condition of our customers or suppliers and the effects of any restructuring or reorganization plans that may be undertaken by our customers or suppliers or work stoppages at our customers or suppliers, and (iii) possible disruptions in the supply of commodities to us or our customers due to financial distress or work stoppages;

•	new business wins and re-wins do not represent firm orders or firm commitments from customers, but are based on various assumptions, including the timing and duration of product launches, vehicle productions levels, customer price reductions and currency exchange rates;

•	general economic conditions, including changes in interest rates, currency exchange rates and fuel prices; the timing and expenses related to internal restructurings, employee reductions, acquisitions or dispositions and the effect of pension and other post-employment benefit obligations;

•	increases in raw material and energy costs and our ability to offset or recover these costs, increases in our warranty, product liability and recall costs or the outcome of legal or regulatory proceedings to which we are or may become a party; and

•	those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2009).
Caution should be taken not to place undue reliance on our forward-looking statements, which represent our view only as of the date of this release, and which we assume no obligation to update. The financial results presented herein are preliminary and unaudited; final financial results will be included in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010.
Use of Non-GAAP Financial Information
This press release contains information about Visteon’s financial results which is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release.
Contacts:
Media:
Jim Fisher
734-710-5557
jfishe89@visteon.com
Investors:
Michael Lewis
734-710-5800
investor@visteon.com

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions, Except Per Share Data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009
Net sales
Products	$1,702	$1,676	$5,437	$4,453
Services	28	61	142	205

	1,730	1,737	5,579	4,658
Cost of sales
Products	1,663	1,557	4,877	4,211
Services	27	60	140	202

	1,690	1,617	5,017	4,413

Gross margin	40	120	562	245

Selling, general and administrative expenses	91	95	292	300
Reorganization expenses	54	23	123	30
Restructuring expenses	3	27	20	72
Reimbursement from Escrow Account	—	—	—	62
Deconsolidation gain	—	—	—	95
Asset impairment and loss on divestitures	—	—	25	—

Operating (loss) income	(108)	(25)	102	—

Interest expense, net	31	6	160	102
Equity in net income of non-consolidated affiliates	35	26	100	52

(Loss) income before income taxes	(104)	(5)	42	(50)

Provision for income taxes	19	18	94	63

Net loss	(123)	(23)	(52)	(113)

Net income attributable to noncontrolling interests	17	15	56	35

Net loss attributable to Visteon	$(140)	$(38)	$(108)	$(148)

Per share data:

Net loss per share attributable to Visteon	$(1.08)	$(0.29)	$(0.83)	$(1.14)

Average shares outstanding (millions)
Basic	129.4	129.4	129.4	129.4
Diluted	129.4	129.4	129.4	129.4

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)
(Unaudited)

	September 30	December 31
	2010	2009

ASSETS
Cash and equivalents	$918	$962
Restricted cash	195	133
Accounts receivable, net	1,086	1,055
Inventories, net	395	319
Other current assets	283	236

Total current assets	2,877	2,705

Property and equipment, net	1,812	1,936
Equity in net assets of non-consolidated affiliates	378	294
Other non-current assets	80	84

Total assets	$5,147	$5,019

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Short-term debt, including current portion of long-term debt	$128	$225
Accounts payable	1,043	977
Accrued employee liabilities	196	161
Other current liabilities	326	302

Total current liabilities	1,693	1,665

Long-term debt	12	6
Employee benefits	632	568
Deferred income taxes	175	159
Other non-current liabilities	251	257
Liabilities subject to compromise	3,121	2,819

Shareholders’ deficit:
Preferred stock (par value $1.00, 50 million shares authorized, none outstanding)	—	—
Common stock (par value $1.00, 500 million shares authorized, 131 million shares issued, 130 million shares outstanding)	131	131
Stock warrants	127	127
Additional paid-in capital	3,408	3,408
Accumulated deficit	(4,684)	(4,576)
Accumulated other comprehensive (loss) income	(74)	142
Other	(4)	(4)

Total Visteon Corporation shareholders’ deficit	(1,096)	(772)
Noncontrolling interests	359	317

Total shareholders’ deficit	(737)	(455)

Total liabilities and shareholders’ deficit	$5,147	$5,019

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009

Operating Activities

Net loss	$(123)	$(23)	$(52)	$(113)

Adjustments to reconcile net loss to net cash provided from (used by) operating activities:
Depreciation and amortization	67	93	207	255
OPEB and pension amortization and curtailment	(31)	(4)	(346)	(16)
OPEB reinstatement	155	—	305	—
Reorganization expenses	54	23	123	30
Equity in net income of non-consolidated affiliates, net of dividends remitted	(25)	(26)	(87)	(46)
Asset impairments and loss on divestitures	—	—	25	—
Deconsolidation gain	—	—	—	(95)
Other non-cash items	(15)	(5)	(1)	(1)
Changes in assets and liabilities:
Accounts receivable	27	(103)	(79)	(142)
Inventories	(25)	(18)	(75)	6
Accounts payable	1	114	55	50
Other	(35)	33	148	(79)

Net cash provided from (used by) operating activities	50	84	223	(151)

Investing Activities

Capital expenditures	(51)	(29)	(117)	(87)
Cash associated with deconsolidation	—	—	—	(11)
Other, including proceeds from divestitures and asset sales	19	1	42	5

Net cash used by investing activities	(32)	(28)	(75)	(93)

Financing Activities

Increase in restricted cash	(14)	(7)	(62)	(102)
Short-term debt, net	(4)	(5)	(9)	(24)
Proceeds from issuance of debt, net of issuance costs	1	—	9	56
Principal payments on debt	(87)	—	(99)	(119)
Other, including book overdrafts	(14)	2	(32)	(56)

Net cash used by financing activities	(118)	(10)	(193)	(245)

Effect of exchange rate changes on cash	39	19	1	21

Net (decrease) increase in cash and equivalents	(61)	65	(44)	(468)

Cash and equivalents at beginning of period	979	647	962	1,180

Cash and equivalents at end of period	$918	$712	$918	$712

VISTEON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in Millions)
(Unaudited)
In this press release the Company has provided information regarding certain non-GAAP financial measures including “Adjusted EBITDA” and “free cash flow.” Such non-GAAP financial measures are reconciled to their closest GAAP financial measure in the schedules below.
Adjusted EBITDA: Adjusted EBITDA is presented as a supplemental measure of the Company’s performance that management believes is useful to investors because the excluded items may vary significantly in timing or amounts and/or may obscure trends useful in evaluating and comparing the Company’s continuing operating activities across reporting periods. The Company defines Adjusted EBITDA as net income (loss) attributable to Visteon, plus net interest expense, provision for income taxes and depreciation and amortization, as further adjusted to eliminate the impact of asset impairments, gains or losses on divestitures, net restructuring expenses and other reimbursable costs, certain non-recurring employee charges and benefits, reorganization items, and other non-operating gains and losses. Because not all companies use identical calculations this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009
Net loss	$(140)	$(38)	$(108)	$(148)

Interest expense, net	31	6	160	102
Provision for income taxes	19	18	94	63
Depreciation and amortization	67	93	207	255
Impairments and net transaction gains and losses	—	—	25	(95)
Restructuring and other related costs, net	3	27	5	17
Net OPEB and other employee charges	115	—	(30)	—
Reorganization expenses	54	23	123	30

Adjusted EBITDA	$149	$129	$476	$224

Adjusted EBITDA is not a recognized term under GAAP and does not purport to be a substitute for net income (loss) as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and is not intended to be a measure of cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. In addition, the Company uses Adjusted EBITDA (i) as a factor in incentive compensation decisions, (ii) to evaluate the effectiveness of the Company’s business strategies, and (iii) the Company’s credit agreements use measures similar to Adjusted EBITDA to measure compliance with certain covenants.
Free Cash Flow: Free cash flow is presented as a supplemental measure of the Company’s liquidity that management believes is useful to investors in analyzing the Company’s ability to service and repay its debt. The Company defines free cash flow as cash flow from operating activities less capital expenditures. Because not all companies use identical calculations, this presentation of free cash flow may not be comparable to other similarly titled measures of other companies.

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009
Net cash provided from (used by) operating activities	$50	$84	$223	$(151)

Capital expenditures	(51)	(29)	(117)	(87)

Free cash flow	$(1)	$55	$106	$(238)

Free cash flow is not a recognized term under GAAP and does not purport to be a substitute for cash flows from operating activities as a measure of liquidity. Free cash flow has limitations as an analytical tool and does not reflect cash used to service debt and does not reflect funds available for investment or other discretionary uses. In addition, the Company uses free cash flow (i) as a factor in incentive compensation decisions, and (ii) for planning and forecasting future periods.